Exhibit 99.1

Press Release	Source: BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. Announces Sale of Stock in Private Placement Offering

Monday January 14, 11:29 pm ET

LYNBROOK, N.Y., Jan. 14 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (Pink Sheets: BSTC.PK - News) today announced that it sold 200,000 unregistered shares of its common stock, in a private placement offering to an investment fund, at a purchase price of $10.50 per share for aggregate proceeds to the Company of $2,100,000.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications.  We have a development and licensing agreement with Auxilium Pharmaceuticals for clinical indications in Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis).  The indication for Dupuytren's disease is in Phase III trials.

BioSpecifics web site is:  http://www.biospecifics.com